Testing the Waters Materials Related to Series #GOLD1

From the Rally App:

#GOLD1

GOLD NUGGET (172 GM)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$4.00
Number of Shares	4,000
Initial Offering Market Cap.	$16,000
Storage Location	Rally

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.

DESCRIPTION OF SERIES ALASKA GOLD NUGGET

Investment Overview

•Upon completion of the Series #GOLD1 Offering, Series #GOLD1 will purchase an Alaska Gold Nugget weighing 172 grams for Series #GOLD1 (The “Series Alaska Gold Nugget” or the “Underlying Asset” with respect to Series #GOLD1, as applicable), the specifications of which are set forth below.

•According to the National Mining Association gold was first used by cultures in modern day Eastern Europe beginning around 4000 BC for the purpose of making decorative objects, jewelry, and idols for worship.

•In 1898, two prospectors discovered gold while they were fishing in Klondike, Alaska.  This ignited the final gold rush of the 19th Century.

•The Underlying Asset is an Alaska Gold Nugget weighing 172 grams.

Asset Description

Overview & Authentication

•The Nubia regions in Egypt become wealthy when gold became the standard mode of exchange for international trade in 1500 BC.

•In 1500 BC, “The Shekel,” a coin weighing 11.3 grams of gold, became the standard unit of measure in the Middle East.

•Squares of gold were legalized in China as a form of money in 1091 BC.

•In 50 BC Romans began issuing a gold coin known as the Aureus.

•In 1284 Venice introduced the gold Ducat.  This was the world’s most popular coin for more than five centuries.  The same year Great Britain issued its first major gold coin, The Florin.

•In 1792 The Coinage Act places the US on a “bimetallic silver-gold standard,” dictating the U.S. dollar is equivalent to 24.75 grains of fine gold.

•In 1799 gold was first discovered in the United States by a 12-year-old boy named, Conrad Reed.  He discovered a 17-pound gold nugget in Little Meadow Creek, North Carolina.  For several years the nugget was used as a doorstop in the Reed household, as the discovery’s value was not clearly understood.  It was sold to a jeweler in Fayetteville Arkansas for $3.50, but the same nugget was sold shortly after at a price of $3,600.  By 1803 more gold was found in North Carolina and the first U.S. gold rush began.

•In 1848 John Marshall found gold flakes while building a sawmill near Sacramento, California.  This initiated the California Gold Rush and hastened the settlement of the American West.

•As of 2019 Alaska’s mineral industry totaled $3B, an increase of 5% from 2018.  Alaska contains 3.5% of the world’s gold which is the 10th most in the world.

•Gold has been considered a durable store of value and an inflation hedge for many years. In the 15 years from 2005 through 2020, the price of gold increased 330%.  Over the same period the DIJA increased by only 153%.

• Gold nuggets are more valuable than gold bullion because they are much rarer.  Gold nuggets account for only 2% of the total amount of gold discovered each year.

Notable Features

•The Underlying Asset is an Alaska Gold Nugget weighing 172 grams.

•The Underlying Asset is weighty, massive, and globular in form.

•The Underlying Asset highly dimensional with an inflated shape, and a considerable surface area.

•The Underlying Asset measurements are 1.92 x 1.43 x 1.07 inches (4.87 x 3.63 x 2.72 cm).

•The Underlying Asset is an example of an Alaska Gold Nugget weighing 172 grams.

Notable Defects

•The Underlying Asset is consistent with its description from Heritage Auctions

Details

Series Alaska Gold Nugget
Memorabilia Type	Gold Nugget
Location	Alaska, USA
Measurement (in.)	1.92 x 1.43 x 1.07 inches
Measurement (cm.)	4.87 x 3.63 x 2.72 cm
Weight	172 grams

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Alaska Gold Nugget going forward.